Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-197816, Form S-4 No. 333-201242, Form S-8 Nos. 333-197158, 333-194781, 333-191487) of Actavis plc of our reports dated February 18, 2015, with respect to the consolidated financial statements and schedule of Allergan, Inc., and the effectiveness of internal control over financial reporting of Allergan, Inc., included in this Current Report (Form 8-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Irvine, California

February 18, 2015